Exhibit 10.67

Execution Copy

(Convenience Translation)

Agreement of Purchase and Sale

of Limited Partner’s Interests

by and between

1.	Leipziger Messe GmbH, Leipzig, registered under HRB 622 in the Commercial Register kept at the Amtsgericht [Local Court] Leipzig, business address: Messe-Allee 1, 04356 Leipzig, represented by the Managing Director holding power of joint representation Josef Rahmen and the procurist Matthias Rose,

- hereinafter referred to as “Leipziger Messe GmbH” or “Seller at 1” -

2.	Fab 36 BeteiligungsGmbH, Stuttgart, registered under HRB 23351 in the Commercial Register kept at the Amtsgericht Stuttgart, business address: Lotterbergstrasse 30, 70499 Stuttgart, represented by a representative authorized by separate power of attorney,

- hereinafter referred to as “M+W” or “Seller at 2” -

- the Seller at 1 and the Seller at 2 hereinafter

collectively referred to as the “Sellers” -

3.	AMD Fab 36 Holding GmbH, registered under HRB 21270 in the Commercial Register kept at the Amtsgericht [Local Court] Dresden, business address: Wilschdorfer Landstraße 101, 01109 Dresden, represented by the Managing Director holding power of sole representation Dr. Hans-Raimund Deppe,

- hereinafter referred to as “Fab 36 Holding” or “Purchaser at 1”-

4.	AMD Fab 36 Admin GmbH, registered under HRB 22350 in the Commercial Register kept at the Amtsgericht Dresden, business address: Wilschdorfer Landstraße 101, 01109 Dresden, represented by the Managing Director holding power of sole representation Dr. Hans-Raimund Deppe,

- hereinafter referred to as “Fab X Admin” or “Purchaser at 2” -

- the Purchaser at 1 and the Purchaser at 2 hereinafter

collectively referred to as the “Purchasers” -

and

5.	Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, CA 94088, U.S.A, represented by its Chief Financial Officer Robert J. Rivet

- hereinafter referred to as “AMD Inc.” -

RECITALS

On 20 November 2003, the Free State of Saxony (“Free State”), AMD Inc. and M+W entered into a Cooperation Agreement in order to build a new production facility in Dresden for the production of 300 mm silicon wafers on which integrated circuits, in particular, for microprocessors, are fabricated (“Wafer”). It is intended to undertake at the new production facility own research and development to a considerable extent to develop to the industrial production stage semiconductor manufacturing technology, besides the production.

To carry out this project, AMD Fab 36 Limited Liability Company & Co. KG (“AMD Fab 36”) has been formed. The sole general partner holding power of management and power of representation of AMD Fab 36 is AMD Fab 36 LLC; a further general partner without power of management and power of representation is a limited liability company the shares in which are held by Leipziger Messe GmbH (LM Beteiligungsgesellschaft mbH). The limited partners of AMD Fab 36 are AMD Fab 36 Holding and AMD Fab 36 Admin as well as Leipziger Messe GmbH and M+W. The AMD Fab 36 Limited Partnership Agreement a draft of which is attached hereto as Appendix 1 as an integral part of this Agreement (“Limited Partnership Agreement”).

The parties to this Agreement (the “Parties”) intend to lay down the terms for the acquisition of the limited partner’s interests of Leipziger Messe GmbH and M+W by the AMD Limited Partners, AMD Inc. or a third party, and they stipulate the following regulation for the exercise of the option right of the Purchasers and AMD Inc. under the Limited Partnership Agreement as well as the following agreement of purchase and sale:

I.

Regulation regarding the Option Right as among the Purchasers and AMD Inc.

Article 1

Option Right

1.1	The Purchasers are entitled and/or obligated to acquire limited partner’s interests of the Sellers according to the Limited Partnership Agreement. Pursuant to Article 10 of the Limited Partnership Agreement they have the right to purchase from the Sellers the limited partner’s interests (right of first refusal, call option, acquisition right) and/or they are obligated to purchase the same if and when the Seller(s) effectively exercised the put option of the Sellers pursuant to Article 10 of the Limited Partnership Agreement. Pursuant to Article 10 of the Limited Partnership Agreement, the Purchasers have the option right

1.1.1	to acquire themselves the (partial) limited partner’s interest(s) of the Seller(s);

1.1.2	to designate a third party which will acquire the (partial) limited partner’s interest(s) in lieu of the Purchasers;

1.1.3	to demand that the selling partner(s) withdraw(s) from the limited partnership with its/their (partial) limited partner’s interest(s) accruing to the Purchasers.

1.2	Likewise AMD Inc. has the right pursuant to Article 10 of the Limited Partnership Agreement

1.2.1	to acquire itself the (partial) limited partner’s interest(s) of the Seller(s);

1.2.2	to designate a third party which will acquire the (partial) limited partner’s interest(s) in lieu of the Purchasers or AMD Inc.

1.3	Having regard to the rights of first refusal, acquisition right, put and call options and the option right of the Purchasers and AMD Inc. referred to in paragraphs 1.1 and 1.2, the same agree that the aforesaid rights, except the Sellers’ put options, will be exercised exclusively by AMD Inc. The Purchasers hereby authorize AMD Inc. to make any and all declarations of intent, which are required or expedient for the exercise of the option right, vis-à-vis everyone, in particular, vis-à-vis the Sellers; for this authority, the attorney is exempted from the restrictions of Section 181 BGB [German Civil Code] and it may delegate this authority to the extent conferred thereunder.

1.4	Unless otherwise provided in the Limited Partnership Agreement, the option right must be exercised within fourteen (14) calendar days from exercise of any of the aforesaid rights of first refusal, acquisition rights, put or call options.

II.

Agreement of Purchase and Sale

Article 1

Object of Purchase

1.1	The Seller at 1 holds a capital interest (limited partner’s contributions I and II) of € 120 million (in words: onehundredandtwentymillion Euro) in AMD Fab 36, registered under HRA 5255 in the Commercial Register kept at the Amtsgericht Dresden.

1.2	The limited partner’s interest of the Seller at 1 is fully paid in and – on-balance sheet – not reduced by any losses or withdrawals. The interest is not encumbered with any third party rights and the Seller at 1 may freely dispose of such interest.

1.3	The Seller at 2 holds a capital interest (limited partner’s contributions I and II) of € 60 million (in words: sixtymillion Euro) in AMD Fab 36, registered under HRA 5255 in the Commercial Register kept at the Amtsgericht Dresden.

1.4	The limited partner’s interest of the Seller at 2 is fully paid in and – on-balance sheet – not reduced by any losses or withdrawals. The interest is not encumbered with any third party rights and the Seller at 2 may freely dispose of such interest.

Article 2

Sale

2.1	The Seller at 1 hereby sells the limited partner’s interest referred to in para. 1.1 to the Purchasers. In case that the put option restricted to one sixth of the limited partner’s interest (partial limited partner’s interest) according to para. 10.5 (at the end) Limited Partnership Agreement is exercised, the provisions of this Agreement relating to the limited partner’s interest of the Seller at 1 shall apply, mutatis mutandis, to the partial limited partner’s interest without the effectiveness of the agreement of purchase and sale pursuant to sentence 1 on the remaining limited partner’s interest being affected.

2.2	The Seller at 2 hereby sells the limited partner’s interest referred to in para. 1.3 to the Purchasers.

2.3	The purchase pursuant to para. 2.1 and para. 2.2 is subject to the condition precedent of effective exercise of a call option, acquisition right, put option or right of first refusal pursuant to Article 10 of the Limited Partnership Agreement.

2.4	The purchase pursuant to para. 2.1 and 2.2 is subject to the condition subsequent that, in case of effective exercise of a call option, acquisition right, put option or right of first refusal pursuant to Article 10 of the Limited Partnership Agreement, the Purchasers opt for accrual pursuant to Article 10.9 of the Limited Partnership Agreement.

5

The purchase pursuant to para. 2.1 and 2.2 is subject to the condition subsequent that the Security Agent under the Syndicated Loan Agreement dated 21 April 2004 or a third person named by it effectively exercises the option granted to the Security Agent in the draft Option Agreement attached hereto as Appendix 2, including, in particular, payment of the purchase price.

2.5	The portion of the profit/loss for the year attributable to the (partial) limited partner’s interest referred to in para. 1.1 for the current business year shall be due to the Seller at 1 and the Purchasers on a pro rata basis. The date at which the condition precedent pursuant to para. 2.3 is fulfilled is decisive for the determination of the portion. The profit share due to the Seller at 1 pursuant to Article 9.5.4 of the Limited Partnership Agreement shall be paid to the Seller at 1 at the time when the purchase price claim becomes due and payable (or proportionately in the event a partial limited partner’s interest is sold).

2.6	The portion of the profit/loss for the year attributable to the limited partner’s interest referred to in para. 1.3 for the current business year shall be due to the Seller at 2 and the Purchasers on a pro rata basis. The date on which the condition precedent pursuant to para. 2.3 is fulfilled is decisive for the determination of the portion. The profit share due to the Seller at 2 pursuant to Article 9.5.4 of the Limited Partnership Agreement shall be paid to the Seller at 2 at the time when the purchase price claim becomes due and payable.

Article 3

Purchase Price

3.1	The purchase price of the limited partner’s interests pursuant to para. 1.1 and para. 1.3 shall, in accordance with the Limited Partnership Agreement, be determined as follows:

3.1.1	In the event of exercise of the put option pursuant to paragraphs 10.2, 10.5 or 10.7 of the Limited Partnership Agreement and in the event of exercise of the acquisition right pursuant to para. 10.8 of the Limited Partnership Agreement, the purchase price shall be determined by the balances on the capital accounts, the contribution account III, the profit netting account and the profit reserve account (or proportionately in the event a partial limited partner’s interest is sold);

3.1.2	in the event of exercise of the right of first refusal pursuant to para. 10.5.1 of the Limited Partnership Agreement, the regulation in para. 3.1.1 applies unless the purchase price under the agreement of purchase and sale with the third party is lower; in the latter case, the lower purchase price agreed upon with the third party shall apply;

3.1.3	in the event of exercise of the call option pursuant to para. 10.6 of the Limited Partnership Agreement, the regulation in para. 3.1.1 plus an amount of € 3.5 million (in words: threemillionfivehundredthousand Euro) for the Seller at 1 and € 2.1 million (in words: twomilliononehundredthousand Euro) for the Seller at 2 applies.

3.2	The purchase price shall be due and payable at the time as of which the exercise of the respective call option, acquisition right, put option or right of first refusal in accordance with the terms of Article 10 of the Limited Partnership Agreement is effective.

Article 4

Assignment

4.1	The Seller at 1 hereby assigns to the Purchasers, among them in the proportion of their limited partner’s interests, its limited partner’s interest pursuant to para. 1.1 and the Purchasers hereby accept such assignment. The assignment is subject to the condition precedent of payment of the full purchase price pursuant to para. 3.1 and shall not take effect before registration of the Purchaser as limited partner by way of succession to specific rights and obligations [Sonderrechtsnachfolge] in the Commercial Register. In addition, the assignment is subject to the condition subsequent that either the Purchasers exercise their option right pursuant to I. para. 1.1.2 or para. 1.1.3 or AMD Inc. exercises its option right pursuant to I. para. 1.2.1 or 1.2.2; in this case, the Seller at 1 hereby authorizes AMD Inc. irrevocably and with exemption from the restrictions of Section 181 BGB [German Civil Code], in the name of the Seller at 1, to offer the assignment of the (partial) limited partner’s interest to the purchase contract party designated by the Purchasers and/or by AMD Inc subject to the condition precedent of payment of the full purchase price. This authority may be exercised only if and when such purchase contract party paid the full purchase price within the period of fourteen (14) calendar days as specified in para. 6.2 hereinafter. This authority may also be exercised in the case specified in para. 6.3 hereinafter to offer such assignment to AMD Inc. after payment of the full purchase price by AMD Inc. If AMD Inc. does not exercise the power of attorney, if the third party does not accept the assignment or if the third party does not pay the purchase price, the Seller at 1 assigns to AMD Inc. its (partial) limited partner’s interst pursuant to para. 1.1. AMD Inc. hereby accepts such assignment. Also the assignment to AMD Inc. is again subject to the condition precedent of payment of the full purchase price of the (partial) limited partner’s interest.

4.2	The Seller at 2 hereby assigns to the Purchasers its limited partner’s interest pursuant to para. 1.3 and the Purchasers hereby accept such assignment. The assignment is subject to the condition precedent of payment of the full purchase price pursuant to para. 3.1 and shall not take effect before registration of the Purchaser as limited partner by way of succession to specific rights and obligations [Sonderrechtsnachfolge] in the Commercial Register. In addition, the assignment is subject to the condition subsequent that either the Purchasers exercise their option right pursuant to I. para. 1.1.2 or para. 1.1.3 or AMD Inc. exercises its option right pursuant to I. para. 1.2.1 or 1.2.2; in this case, the Seller at 2 hereby authorizes AMD Inc. irrevocably and with exemption from the restrictions of Section 181 BGB [German Civil Code], in the name of the Seller at 2, to offer the assignment of the limited partner’s interest to the purchase contract party designated by the Purchasers and/or by AMD Inc subject to the condition precedent of payment of the full purchase price. This authority may be exercised only if and when such purchase contract party paid the full purchase price within the period of fourteen (14) calendar days as specified in Article 6 para. 2 hereinafter. This authority may also be exercised in the case specified in Article 6 para. 3 hereinafter to offer such assignment to AMD Inc. after payment of the full purchase price by AMD Inc. If AMD Inc. does not exercise the power of attorney, if the third party does not accept the assignment or if the third party does not pay the purchase price, the Seller at 2 assigns to AMD Inc. its limited partner’s interest pursuant to para. 1.3. AMD Inc. hereby accepts such assignment. Also the assignment to AMD Inc. is again subject to the condition precedent of payment of the full purchase price of the limited partner’s interest.

4.3	The assignments under para. 4.1, sentence 1, and para. 4.2, sentence 1, are subject to the condition subsequent that the Security Agent under the Syndicated Loan Agreement dated 21 April 2004 or a third person named by it effectively exercises the option granted to the Security Agent in the draft Option Agreement attached hereto as Appendix 2, including, in particular, payment of the purchase price.

Article 5

Representations and Warranties

5.1	The Seller at 1 represents and warrants that the limited partner’s interest referred to in para. 1.1 has been constituted in a legally effective manner and is not encumbered with any third party rights. The Seller at 1 does not give any other warranty, in particular, no warranty for the value of the sold limited partner’s interest.

5.2	The Seller at 2 represents and warrants that the limited partner’s interest referred to in para. 1.3 has been constituted in a legally effective manner and is not encumbered with any third party rights. The Seller at 2 does not give any other warranty, in particular, no warranty for the value of the sold limited partner’s interest.

5.3	In the event that the Purchasers, the named third parties or AMD Inc as far as they become a contract party (for purposes of these paragraphs 5.3 and 5.4, “Contract Party”),suffer quantifiable pecuniary disadvantages as a result of any incorrectness or incompleteness of the representations and warranties of the Seller at 1 specified in para. 5.1, the Seller at 1 shall be obligated to compensate the Contract Party for the damage (in priority through restitution in kind). Likewise, the Seller at 2 shall be obligated to compensate the Contract Party for the damage (in priority through restitution in kind) in the event that the Contract Party suffers quantifiable pecuniary disadvantages as a result of any incorrectness or incompleteness of the representations and warranties of the Seller at 2 specified in para. 5.2. The Contract Party shall not have any further or other warranty claims with any substance, of any kind and for any legal ground whatsoever, against the Seller at 1 and/or the Seller at 2. Any damage claims shall become barred by the statute of limitations three (3) years after the date on which the purchase price is due and payable.

5.4	In the event that the personal liability of the Sellers for liabilities of the partnership revives as a result of measures of the kind referred to in Section 172 (4) HGB [German Commercial Code], the Contract Party shall release the Sellers from their personal liability regardless of whether such measures have been taken before the transfer (only to the extent based on profit withdrawals under the Limited Partnership Agreement) pursuant to Article 9.5 of the Limited Partnership Agreement or are taken by the Contract Party or its legal successors after such transfer.

Article 6

Exercise of the Option Right pursuant to I. para. 1

6.1	In the event that AMD Inc. exercises the option right pursuant to I. para. 1.2.1, AMD Inc. shall become party to the agreement of purchase and sale of the (partial) limited partner’s interest(s) in lieu of the Purchasers (assumption of contract).

6.2	However, if AMD Inc. exercises the option right pursuant to I. para. 1.2.2 or the Purchasers exercise the option right pursuant to I para. 1.1.2, the third party designated by AMD Inc. and/or by the Purchasers shall become party to the agreement of purchase and sale of the (partial) limited partner’s interest(s) in lieu of the Purchasers (assumption of contract). AMD Inc. and/or the Purchasers shall insofar act as falsus procurator [vollmachtloser Vertreter] of the third party. In this case, the full purchase price of the (partial) limited partner’s interest(s) covered by the agreement of purchase and sale shall be payable and the approval of the third party shall be submitted within fourteen (14) calendar days after exercising the option right pursuant to para. 6.1 above.

6.3	The assumption of contract pursuant to the preceding para. 6.2. sentence 1 shall be subject to the conditions subsequent that the purchase price pursuant to the preceding para. 6.2, sentence 3 has not been paid in full during the period of fourteen (14) calendar days after exercising the option right pursuant to para. 6.1 above, the approval of the third party has not been submitted within such period or AMD Inc. does not exercise the power of attorney for offering the limited partner’s interests pursuant to para. 4.1 or 4.2. Upon occurrence of any of these resolutory conditions AMD Inc. shall become party to the agreement of purchase and sale in lieu of the Purchasers and/or the third parties (assumption of contract).

Article 7

Cost of Application for Registration in the Commercial Register

The cost of application for registration in the Commercial Register shall be borne by the Purchasers.

III.

General

Article 1

Partial Invalidity

1.1	If any provision of this Agreement or a provision inserted in this Agreement in the future is or will be invalid or unenforceable, in whole or in part, or if this Agreement contains a gap, this shall not affect the validity of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or to fill the gap, a reasonable regulation shall apply which, as far as legally permissible, most nearly achieves what has been intended by the contract parties or what they would have intended according to the purpose and the meaning of this Agreement if they had considered the issue.

1.2	If the invalidity or unenforceability of a provision is due to a specific extent of performance or a specific time (deadline or date) fixed therein, the legally permissible extent or time which comes closest to the provision shall be deemed stipulated.

Article 2

Written Form

Modifications of or supplements to this Agreement shall be valid only if in writing. This applies also to a waiver of the requirement of written form.

Article 3

Applicable Law

This Agreement shall be governed by the laws of the Federal Republic of Germany.

Article 4

Coming into Effect of the Agreement

This Agreement takes effect upon entry of Leipziger Messe GmbH and of M+W in the Commercial Register as limited partner of AMD Fab 36 Limited Liability Company & Co. KG.

Dresden, 21 April 2004

/s/ Robert J. Rivet	/s/ Hans-Raimund Deppe
(Advanced Micro Devices, Inc.)	(AMD Fab 36 Holding GmbH)

/s/ Hans-Raimund Deppe	/s/ Josef Rahmen /s/ Matthias Rose
(AMD Fab 36 Admin GmbH)	(Leipziger Messe GmbH)

/s/ Authorized Persons
(Fab 36 BeteiligungsGmbH)